For the semi-annual period ended (a) September 30, 2004
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on September 2,
2004. At such meeting the stockholders elected the entire slate of Class II Directors.


a)	Approval of Directors

					Affirmative	 Shares
					votes cast 	Withheld

		 David J. Brennan	6,983,584	118,650
		 Robert F. Gunia	6,983,853	118,381
		 Nicholas T. Sibley	6,964,242	137,992